Exhibit 23.5

21 April 2011

Phoenix New Media Limited

16/F, Fusheng Building, Tower 2

No. 4, Hui Xin Dong Jie

Caoyang District

Beijing 100029

People’s Republic of China

Dear Sirs/Madams,

INITIAL PUBLIC OFFERING

We hereby give our consent to the references to our name, methodologies, assumptions and value conclusions with respect to our reports on valuation of business enterprises, Series A convertible redeemable preferred shares and share-based awards in Phoenix New Media Limited’s Registration Statement on Form F-1, as may be amended from time to time, to be filed with the U.S. Securities and Exchange Commission.

Yours Faithfully,
For and on behalf of
GRANT SHERMAN APPRAISAL LIMITED

/s/ Kelvin C.H. Chan
Kelvin C.H. Chan, FCCA, CFA
Director

Room 1701, 17/F, Jubilee Centre, 18 Fenwick Street, Wan Chai, Hong Kong 香港灣仔分域街18號捷利中心17樓1701室 Tel (852) 2877 8330 Fax (852) 2877 6718 Email info@grantsherman.com www.grantsherman.com